Filed Pursuant to Rule 424(B)(3)
Registration No. 333-164313

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

SUPPLEMENT NO. 2 DATED NOVEMBER 30, 2011

TO THE PROSPECTUS DATED NOVEMBER 22, 2011

This document supplements, and should be read in conjunction with, our prospectus dated November 22, 2011 relating to our offering of 180 million shares of common stock, as supplemented by Supplement No. 1 dated November 22, 2011. Unless otherwise defined in this Supplement No. 2, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose, among other things, the following:

the contribution of certain of our properties to our joint venture with CBRE Global Investors.

Contribution of Properties

On November 23, 2011, we contributed our ownership interests in five of our properties to PECO-ARC Institutional Joint Venture I, L.P., the joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and our wholly-owned subsidiary (the “Joint Venture”). The properties contributed to the Joint Venture were Lakeside Plaza, Snow View Plaza, St. Charles Plaza, Centerpoint, and Southampton Village (collectively, the “Properties”). The contribution value of the Properties (defined as the gross asset value of the Properties) was $47.1 million.

In exchange for the contribution of the Properties to the Joint Venture, we received partnership units in the Joint Venture. As a result of the contribution of the Properties, we hold an approximate 54% interest in the Properties, while the CBRE Global Investors hold an approximate 46% interest in the Properties. In conjunction with the contribution of the Properties, the CBRE Global Investors contributed $8.7 million in cash to the Joint Venture. Of this amount, $2.7 million was used to reduce the existing debt placed on the Properties, while the remaining $6.0 million was returned to us and used to reduce the debt placed on our wholly-owned property. We, through our wholly owned subsidiary, serve as the general partner and control the management of the Joint Venture. As a result of the contribution of the Properties to the Joint Venture, we will only be entitled to our pro rata share of the income generated by the Properties.